Exhibit 10.27
EMPLOYMENT AGREEMENT
          THIS EMPLOYMENT AGREEMENT (“Agreement”) made effective as of the 17th day of January, 2008, by and between CENTRA BANK, INC., a West Virginia corporation (“Employer”), and DOUGLAS J. LEECH, JR. (“Employee”), joined in by CENTRA FINANCIAL HOLDINGS, INC., a West Virginia corporation (“Centra Financial”).
WITNESSETH THAT:
          WHEREAS, Employer desires to retain the services of Employee as its President and Chief Executive Officer, and Employee is willing to make his services available to Employer, on the terms and subject to the conditions set forth herein.
          NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
          1. Employment. Employee is hereby employed as President and Chief Executive Officer of Employer, to have such duties and responsibilities as are commensurate with such position. Employee hereby accepts and agrees to such employment, subject to the general supervision and pursuant to the orders, advice, and direction of Employer and its Board of Directors. Employee shall perform such duties as are customarily performed by one holding such position in other same or similar businesses or enterprises as that engaged in by Employer, and shall also additionally render such other services and duties as may be reasonably assigned to him from time to time by Employer, consistent with his position.
          2. Term of Employment. The term of this Agreement shall commence from and after the date hereof, and shall terminate on the day next preceding the fifth anniversary of the date hereof unless extended as provided herein. On each monthly anniversary date starting the first month after the date hereof, this Agreement will be automatically extended for one additional month; provided, however, that on any monthly anniversary date either Employer or Employee may serve notice to the other party to fix the term to a definite five-year period from the date of such notice, and thereafter no further automatic extensions will occur. At Employee’s request, a full review of this Agreement and the terms hereof may be requested by the Employee every two years. Notwithstanding the foregoing, this Agreement will not be extended beyond the first day of the month coincident with or next following the date on which Employee attains age 65. The term of this Agreement as it may be extended pursuant to this Section 2 is hereinafter referred to as the “Term.”
          3. Compensation; Other Benefits.
               a. Base Salary. For all services rendered by Employee to Employer under this Agreement, Employer shall pay to Employee, for the one-year period beginning on the date hereof, an annual salary of $480,000, payable in accordance with the payroll practices of Employer applicable to all officers. This salary may be reviewed for an increase sooner if approved by the Board of Directors. After the first year following the date hereof, any salary increase payable to Employee shall be determined based on a review of Employee’s total compensation package, Employer’s performance, the performance of Employee and market competitiveness. Employee’s annual salary, as it may be adjusted upward only from time to time, will be his “Minimum Base Salary.”
               b. Short-Term Incentive Bonus. Employee shall be paid “Short-Term Incentive Compensation” at the end of each of Employer’s fiscal years which occurs in whole or in part during the Term based on an incentive plan to be developed by the Compensation Committee of the Board of Directors, including such factors as return on equity, earnings per share, efficiency ratio, and growth factors, including but not limited to, growth of assets, loans, deposits, and fee income, all with specific weighting and other factors, including but not limited to, the effects of acquisitions by Employer and expansion of Employer’s operations, to be set annually by the Compensation Committee. Such incentive compensation plan shall be developed by the Compensation Committee to comply in all respects with Internal Revenue Code § 409A (including, but not limited to, the performance period consisting of at least 12 months and the establishment of the criteria for Incentive Compensation prior to the commencement of the period for which such

Incentive Compensation is to be paid or within 90 days of the start of such period provided that the outcome is substantially uncertain at the time the criteria are established).
               c. Long-Term Incentive Compensation. Employee shall be paid a “Long-Term Incentive Compensation” at the end of each of Employer’s fiscal years which occurs in whole or in part during the Term, based on an incentive plan to be developed by the Compensation Committee, which will consider such factors as growth in stock price, return on shareholders’ equity and earnings per share, over the previous three-year rolling period, with new three-year plans and goals to be established on a rolling basis each year by the Compensation Committee considering various factors and circumstances, including but not limited to, acquisitions by Employer and expansion of Employer’s operations. Such incentive compensation plan shall be developed by the Compensation Committee to comply in all respects with Internal Revenue Code § 409A (including, but not limited to, the performance period consisting of at least 12 months and the establishment of the criteria for Incentive Compensation prior to the commencement of the period for which such Incentive Compensation is to be paid or within 90 days of the start of such period provided that the outcome is substantially uncertain at the time the criteria are established).
               d. Incentive Compensation. Short-Term Incentive Compensation and Long-Term Incentive Compensation shall be referred to as “Incentive Compensation.” Any “Incentive Compensation” shall be paid to Employee in a lump sum on or before the last day of the first quarter of the next calendar year. In the event that, during any fiscal year, Employee dies, is deemed to have terminated his employment by reason of Disability, is terminated without Just Cause, or terminates employment pursuant to Sections 4(d) or 4(e) or as a result of breach by Employer, or if this Agreement terminates because it is not extended under Section 2 of this Agreement, the “Incentive Compensation” provided for herein shall be calculated as follows. For the Short-Term Incentive Compensation, provided that the performance goals established by the Compensation Committee for the fiscal year in which such termination occurs are in fact met at the end of such fiscal year, Employee will receive an amount equal to the amount of Short-Term Incentive Compensation Employee would have received had he remained employed until the end of such fiscal year multiplied by a fraction, the numerator of which is the number of days of Employees’ employment with the Employer during such year and the denominator of which is 365. For the Long-Term Incentive Compensation, Employee will receive, for each three-year rolling period in which Employee is participating at the time of such termination, and provided that the performance goals established by the Compensation Committee for such rolling period are in fact met at the end of such period, an amount equal to the amount of Long-Term Incentive Compensation Employee would have received had he remained employed until the end of such rolling period multiplied by a fraction, the numerator of which is the number of days of

Employees’ employment with the Employer during such rolling period and the denominator of which is 1,095.
               e. Bonus. Employee shall be eligible for a “bonus” in addition to the previously described “Incentive Compensation”, such bonus to be awarded by the Board of Directors following recommendation by the Compensation Committee of such Board. Any bonus awarded is at the discretion of the Board and would incorporate and recognize accomplishments and achievements attributable to Employee and/or his leadership which the Compensation Committee and/or the Board determined to be in the best long-term interests of the Employer and which contributions are not deemed to be adequately reflected in “Incentive Compensation”.
               f. Fringe Benefits. Except as modified by this Agreement, Employee shall be entitled to participate in all compensation or employee benefit plans or programs for which Employee may legally be eligible, and to receive all benefits, perquisites and emoluments for which any member of senior management of Employer is eligible under any plan or program now or hereafter established and maintained by Employer, including group hospitalization, health, dental care, senior executive life or other life insurance, travel or accident insurance, disability plans, tax-qualified or non-qualified pension, savings, thrift, profit-sharing, bonus and incentive plans, deferred compensation plans, sick-leave plans, auto allowance or auto lease plans or company car, supplemental retirement plans, executive incentive compensation plans, and executive contingent compensation plans, including, without limitation, capital accumulation programs and stock purchase plans.
               g. Perquisites. Employer will also furnish Employee, without cost to him, with such perquisites as are commensurate with Employee’s position and status including, but not limited to: (i ) membership in such country and business clubs as are reasonably necessary to the conduct of Employer’s business; (ii) an annual physical examination by a physician selected by Employee; (iii) use of a vehicle of Employee’s choice and related insurance coverage; (iv) personal financial, investment and tax advice, with any firm selected by Employee, not to exceed a reasonable sum per annum, to the extent costs or expenses of Employee to be reimbursed are properly documented; (v) a home security system, with a cost not to exceed $15,000, with monthly fees; and (vi) at least 30 days of paid vacation each year with any unused vacation days carried over in accordance with the Employer’s standard policy. These benefits will be provided annually with the dollar amounts only to be approved by the compensation or similar committee of Employer. All benefits under this subsection shall be “grossed up for taxes.” The term “grossed up for taxes” or any variant thereof, when used in this Agreement, means that to the extent any benefit or payment or transfer of any asset, except for salary, bonus or Incentive Compensation, results in taxable income being imputed to Employee (e.g., for personal use of an automobile), Employer will reimburse Employee for all tax costs incurred to restore him to the same after-tax position in which he would have been had income not been imputed. Such tax reimbursement shall be paid in a lump sum on or before the end of the calendar year next following the year in which Employee remits the related tax payments.
               h. Expenses. Employer shall pay or reimburse Employee for all reasonable travel and other expenses incurred by Employee (and his spouse where there is a legitimate business reason for his spouse to accompany him) in connection with the performance of his duties and obligations under this Agreement, including but not limited to the annual fees for credit cards used for Employer’s purposes, and subject to Employee’s presentation of appropriate vouchers in accordance with such procedures as Employer may from time to time establish for senior officers.
               i. Restricted Stock. Annually, in addition to any shares issued as Incentive Compensation, while Employee is employed with Employer, Employee may receive shares of common stock of Centra Financial in the discretion of the Board of Directors on such terms and conditions as the Board of Directors may establish, at no cost to him, plus an amount in cash equivalent to the taxes on such shares, so that Employee has no income tax expense. Such shares shall be “restricted” shares and subject to resale restrictions under applicable securities laws.
          4. Termination.
               a. Termination of Employment. Except for Just Cause (or voluntary termination under Section 4(e)), in the event that the Employee shall suffer a termination of employment, including, but not limited to, a termination due to the Disability of Employee or due to a material change in working conditions, title, position, status, pay or benefits, location of employment or authority or duties, the Employee shall be entitled to receive all compensation provided for herein, including, but not limited to, Employee’s base salary and customary and usual incentives and bonuses, including, but not limited to, all Incentive Compensation and discretionary bonuses (based on Employee’s annual base salary for the year of termination, plus an average of the total of all incentives and bonuses actually paid for the three calendar years preceding the termination event, unless the termination event occurs during 2008, then the three-year average of all incentives and bonuses paid shall include those paid in 2008, all as described and referenced in the attached footnote1 ) payable over a period of five years following said termination as if Employee were still employed, and all benefits as set forth in this Agreement, including, but not limited to, the benefits provided for in Section 3 hereof, grossed up for taxes, for a period of five years following said termination, except that Employer shall provide to each of Employee and his then spouse country club dues for one club comparable to those to which Employee belongs as of the date of termination, premiums for term life insurance at levels provided to Employer’s employees generally and family health and dental insurance coverage at levels provided to Employer’s employees generally for life with respect to Employee and Employee’s spouse, which coverage may be attained with Medicare supplemental insurance if Employee and/or Employee’s spouse are eligible for Medicare, as long as the total coverage is at levels provided to Employer’s employees, generally. The coverage provided for herein may require purchase of a separate policy or policies and shall be

1	The compensation to Employee shall consist of two portions; the base salary portion and the incentive and bonus compensation portion. The base salary portion shall be equal to employee’s annual base salary in year of termination. The bonus and incentive compensation shall be based on a three-year average of the three preceding calendar years, except if the termination occurs in 2008, then 2008 shall be considered in the three-year average. All bonuses and incentives shall be deemed earned in the year paid regardless of whether the services were performed in a prior year. For example, if Employee receives a bonus based on his performance during calendar year 2009 but is not paid the bonus until 2010, the bonus shall be considered earned in 2010. In further example, if a termination event occurs in 2010, the three-year average for bonus and incentive compensation shall include amounts actually paid in years 2009, 2008, and 2007. However, if a termination event occurs in 2008, the three-year average for bonuses and incentive compensation shall include amounts actually paid in years 2008, 2007, and 2006. In the event a bonus or incentive is declared by Employer and there is a termination of Employee’s employment (within the meaning of this Section 4a) or death of Employee prior to the bonus or incentive being paid to Employee, such bonus or incentive shall be treated as if it was actually paid to Employee on the day prior to the termination or death.

at no cost to Employee and Employee’s spouse and shall be grossed up for taxes. Employer shall transfer ownership of the car then provided to Employee, at no cost to Employee, grossed up for taxes. In addition, all stock options then outstanding to Employee or to which Employee is entitled shall vest immediately. At the time of said termination, this Agreement shall terminate and the Employer shall be obligated to make the payments as set forth in this Subsection 4(a) as severance compensation to the Employee. In the event that Employee shall suffer a termination due to Disability during the first five years of the term of this Agreement, Employee’s annual compensation shall be 1.5 times all compensation, including the then Minimum Base Salary, plus Incentive Compensation and discretionary bonus, based on the three years prior to termination and calculated in accordance with the Three-Year Average described previously in the Subsection 4(a), for the remaining term of this Agreement. Any payments to Employee hereunder shall be offset against any payments to Employee under a disability plan of Employer which covers a substantial number of service providers and which was established before Employee became Disabled, so that Employee receives his entire compensation at the time of termination.
               b. Death. If Employee shall die during the Term, this Agreement and the employment relationship hereunder will automatically terminate on the date of death, which date shall be the last date of the Term. Notwithstanding this Subsection 4(b), if Employee dies while employed by Employer, Employee’s estate shall receive annually all compensation provided for herein, including, but not limited to, customary and usual incentives and bonuses, including, but not limited to, all Incentive Compensation and discretionary bonuses (based on the same method described in Subsection 4a) payable over a period of five years; provided, however, that, notwithstanding anything else to the contrary herein, Employee’s widow shall receive county club dues for one club comparable to those which Employee belongs as of the date of termination and family coverage health and dental benefits at levels provided to Employer’s employees, generally, which may be attained with Medicare supplemental insurance if Employee and/or Employee’s spouse are eligible for Medicare, as long as the total coverage is at levels provided to Employer’s employees, generally. The coverage provided for herein may require purchase of a separate policy or policies and shall be at no cost to Employee and Employee’s spouse and shall be grossed up for taxes. Employer will transfer the automobile then provided to Employee to Employee’s spouse at no cost, grossed up for taxes. If the Employee shall die while terminated from the Bank and is receiving payments as set forth in Subsection 4(a) hereinabove, then the Employee’s beneficiaries shall be entitled to receive the benefits provided for hereunder, plus the remainder of payments due hereunder in a lump sum. Said amount shall be payable on the first day of the second month following the death of the Employee. On Employee’s death, any unvested stock options to purchase Centra Financial shares shall immediately vest to Employee’s beneficiaries.
               c. Just Cause. Employer shall have the right to terminate Employee’s employment under this Agreement at any time for Just Cause, which termination shall be effective immediately. Termination for “Just Cause” shall be defined as and limited to the following: termination for Employee’s gross personal misbehavior which results in a material decline of net worth of Employer; willful, intentional and repeated failure to perform material duties that results in a material decline of net worth of Employer, except for reasons of Employees physical or mental health certified by a physician; breach of a fiduciary duty to Employer involving personal profit material to the Employer, for the benefit of Employee; conviction of a felony involving personal dishonesty for which Employer’s federal or state regulators require termination; or failure to pass any drug test given by or on behalf of Employer pursuant to a drug testing policy applicable to Employer’s employees generally.
                    Just Cause for any of the above referenced items will not be considered Just Cause unless Employee has received written notice from Employer of the circumstances claimed to constitute Just Cause and such circumstances remain uncured or a reasonably satisfactory plan of correction is not put in place 30 days after the delivery of such notice. In the event Employee’s employment under this Agreement is terminated for Just Cause, Employee shall have no right to receive compensation or other benefits under this Agreement for any period after such termination, and Employee shall not be eligible for Incentive Compensation for the year of termination.
               d. Change of Control. In the event of a Change of Control (as defined below) of Employer at any time after the date hereof, Employee may voluntarily terminate employment with Employer up until 24 months after the Change of Control and be entitled to receive any compensation due but not yet paid through the date of termination and in addition, all compensation and benefits and other transfers, including, but not limited to, the automobile, including the gross up for taxes, as set forth in Section 4(a) of this Agreement for a period of five years following such voluntary termination. In the event of a Change of Control during the initial five-year Term of this Agreement, Employee’s annual compensation shall be 1.5 times all compensation, including the then Minimum Base Salary and Incentive Compensation and discretionary bonus, based on the average for the three years prior to termination for the remaining term of this Agreement.
          A “Change of Control” shall be deemed to have occurred if (i) any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) together with its affiliates, excluding employee benefit plans of Employer, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of securities of Employer or Centra Financial representing 30% or more of the combined voting power of Employer’s then outstanding securities; provided, however, that any public or private stock issuance by Employer shall not constitute a change of control for purposes hereunder; or (ii) during the term of this Agreement as a result of a tender offer or exchange offer for the purchase of securities of Employer (other than such an offer by Employer for its own securities), or as a result of a public or private stock issuance by Employer, a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, there is a change in the composition of at least one-third of the members of Employer’s Board of Directors, except new directors whose election or nomination for election by Employer’s shareholders is approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such two-year period; or (iii) the shareholders of Employer approve a merger or consolidation of Employer with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of Employer or such surviving entity outstanding immediately after such merger or consolidation.
               e. Voluntary Termination. Notwithstanding any other provision of this Agreement to the contrary, in the event that Employee voluntarily terminates employment with

Employer at any time after January 1, 2010, Employee will be entitled to receive annually 60% of Employee’s compensation, together with all benefits and perquisites paid or to be paid hereunder, calculated in accordance with Subsection 4(a), including gross up for taxes, for benefits for five years from the date on which Employee voluntarily terminates employment with Employer in accordance with this Subsection 4(e), provided, however, that notwithstanding anything else in this agreement to the contrary, Employee and his then spouse shall be provided with country club dues for one club comparable to those to which Employee belongs as of the date of termination, premiums for term life insurance at levels provided to Employer’s employees generally, and family health and dental insurance at no cost for life, at levels provided to Employer’s employees, generally and which coverage, with respect to Employee and Employee’s spouse, may be attained with Medicare supplemental insurance if Employee and/or Employee’s spouse are eligible for Medicare, as long as the total coverage is at levels provided to Employer’s employees, generally. The coverage provided for herein may require purchase of a separate policy or policies and shall be at no cost to Employee and Employee’s spouse and shall be grossed up for taxes. Employer will transfer the automobile then provided to Employee at no cost, grossed up for taxes. Such Termination Compensation shall be payable at the times such amounts would have been paid in accordance with Section 3; provided, however, that except as provided above with respect to health, dental and life insurance, the benefits set forth in Subsections 3(f) and 3(g) of this Agreement shall be limited in amount to the lesser of: (i) the total provided to Employee thereunder during the calendar year prior to termination, adjusted for inflation using the CPI, or (ii) 30% of Employee’s Minimum Base Salary provided for in Subsection 3(a) hereof, adjusted for inflation using the CPI. If, while Employee is receiving payments under this Section, Employee works on a full-time basis at a financial institution in a position comparable to Employee’s position with Employer as of the date of termination, then Employer may reduce the payments to Employee hereunder to the extent that Employee receives compensation from his then employer.
               f. Covenants of Employee. During any period in which Employee receives compensation pursuant to this Section 4 hereof, Employee will not directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever, engage in the banking and financial services business, which includes consumer, savings, commercial banking and the insurance and trust businesses, or the savings and loan or mortgage banking business, or any other business in which Employer or its Affiliates are engaged, or in any county, city or township in which Employer does business and any county, city or township contiguous to such county, city or township, nor will Employee solicit, or assist any other person in so soliciting, any depositors or customers of Employer or its Affiliates or induce any then or former employee of Employer or its Affiliates to terminate their employment with Employer or its Affiliates. The term “Affiliate” as used in this Agreement means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. The term “Person” as used in this Agreement means any person, partnership, corporation, group or other entity. In the event that a Change of Control (as defined in Subsection 4(d)) occurs before or during the period of payment under this subsection, then the covenants not to compete contained herein shall no longer apply and shall be null and void as to Employee, and Employee may receive the payments provided for hereunder free and clear of any such covenants or restrictions on competition with Employer. Notwithstanding any of the foregoing, Employee may engage in consulting, financial advisory, management or regulatory advisory or similar services in any market of Employer, without the solicitation of loans, deposits or employees in such markets, as an independent contractor, without violating this Section 4(f).
               g. No Mitigation. In receiving any payments pursuant to this Section 4, Employee shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee hereunder and except as otherwise provided in Section 4(e), such amounts shall not be reduced or terminated whether or not Employee obtains other employment.
               h. Parachute Payments. Notwithstanding anything in this Agreement to the contrary, if any of the payments provided for under this Agreement (the “Agreement Payments”), together with any other payments that Employee has the right to receive (such other payments together with the Agreement Payments are referred to as the “Total Payments”), would constitute an “excess parachute payment,” as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) (an “Excess Parachute Payment”), the Employer (or its successor) shall pay to the Employee an amount equal to the sum of (i) any excise taxes or other taxes due as a result thereof, and (ii) any interest, fines and penalties resulting from such overpayment, plus (iii) an amount necessary to reimburse the Employee substantially for any income, excise or other taxes payable by the Employee with respect to the amounts specified in (i) and (ii) above, and the reimbursement provided by this clause (iii). Such tax gross up payment shall be made to Employee no later than the due date of the Employee’s tax return reporting the amount of such tax.
               i. Disability. For purposes of this Agreement, “Disability” means the Employee: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. To determine whether Employee is disabled, the Employee and the Employer shall agree on an independent physician within 60 days of Employee’s physician stating that Employee is disabled. If Employer and Employee cannot agree on an independent physician, the Department or Section Chief of the particular discipline in question at the University of Pittsburgh Medical Center shall determine disability.
               j. Key Employee. To the extent that Employee is a “key employee” (as defined under Section 416(i) of the Internal Revenue Code, disregarding Section 416(i)(5) of the Internal Revenue Code) of the Company, no payment of Termination Compensation may be made under Section 4 prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Employee’s separation from service, or (ii) the date of Employee’s death; provided, however, that the six (6)-month delay required under this Section 4(i) shall not apply to the portion of any payment resulting from the Employee’s “involuntary separation from service for good reason,” as defined in Treas. Reg. § 1.409A 1(n) and including a “separation from service for good reason,” as defined in Treas. Reg. § 1.409A 1(n)(2)) that (a) is payable no later than the last day of the second year following the year in which the separation from service occurs, and (b) does not exceed two times the lesser of (i) the Employee’s annualized compensation for the year prior to the year in which the separation from services occurs, or (ii) the dollar limit described in Section 401(a)(17) of the Code. To the extent Termination Compensation payable in monthly installments under this Section 4 is required to be deferred under the preceding sentence, the first six months of monthly installments shall be payable in month seven following Employee’s separation from service and the remaining monthly payments shall be made when otherwise scheduled.
               k. Termination of Employment. Any reference in this Agreement to a termination of employment, severance from employment or separation from employment shall be deemed to mean a “Termination of Employment.” A “Termination of Employment” means the termination of the Employee’s employment with the Company and its Affiliates for reasons other than death or Disability. Whether a Termination of Employment takes place is determined based on the facts and circumstances surrounding the termination of the Employee’s employment. A Termination of Employment will be considered to have occurred if it is reasonably anticipated that:
     (i) the Employee will not perform any services for the Company or its Affiliates after Termination of Employment, or
     (ii) the Employee will continue to provide services as the Company or its Affiliates at an annual rate that is less than fifty percent (50%) of the bona fide services rendered during the immediately preceding twelve (12) months of employment.
               l. Reimbursement or Payments in-kind. Payments In-Kind shall mean any amount payable to Employee following a separation of service pursuant to Section 4(a), 4(b), 4(c), 4(d), or 4(e) which would constitute a reimbursement or in-kind benefit under Internal Revenue Code § 409A and the regulations thereunder. For example, such amount may include some or all of the payments for country club dues, term life insurance, and family health and dental insurance. Payments In-Kind shall be subject to the following restrictions:
          (1) The amount of expenses eligible for reimbursement, or in-kind benefits provided during Employee’s taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year;

          (2) The reimbursement of any Payment In-Kind by Employer shall be made to Employee on or before the last day of the Employee’s taxable year following the taxable year in which the expense was incurred; and
          (3) The right to Payments In-Kind may not be subject to liquidation or exchange for any other benefit by either Employee or Employer.
          5. Other Employment. Employee shall devote all of his business time, attention, knowledge and skills solely to the business and interest of Employer and its Affiliates, and Employer and its Affiliates shall be entitled to all of the benefits, profits and other emoluments arising from or incident to all work, services and advice of Employee, and Employee shall not, during the Term hereof, become interested directly or indirectly, in any manner, as partner, officer, director, stockholder, advisor, employee or in any other capacity in any other business similar to Employer’s business; provided, however, that nothing herein contained shall be deemed to prevent or limit the right of Employee to invest in a business similar to Employer’s business if such investment is limited to less than 5% of the capital stock or other securities of any corporation or similar organization whose stock or securities are publicly owned or are regularly traded on any public exchange.
          6. Joinder by Centra Financial. Centra Financial joins into this Agreement to evidence its consent to, and its agreement to be bound by, the terms hereof, and further agrees to employ Employee as its President and Chief Executive Officer during all times that Employee is President and Chief Executive Officer of Employer, with compensation to Employee to be made by Employer until such time as Employer, Employee and Centra Financial agree to the contrary.
          7. Transfer of Insurance. Employer currently holds a term policy of insurance on the life of Employee of $5,000,000. Employer has previously transferred $2,000,000 of coverage to Employee. At or shortly after the execution of this Agreement, Employer shall transfer to Employee’s Irrevocable Life Insurance Trust $1,000,000 of the remaining coverage, with the annual cost paid by Employer, with a gross up for taxes. Employee will assign his rights to this $1,000,000 of remaining coverage as well as any right that Employee has or may have to the Future Transfer of

$1,000,000 of coverage as provided for in this Paragraph 7 to Employee’s Irrevocable Life Insurance Trust. In the event of: (i) a Change of Control of Employer or (ii) the termination of this Agreement not for Just Cause or (iii) the termination of this Agreement because of Disability of Employee, then on the effective date of the Change of Control or the termination date of this Agreement, Employer shall transfer $1,000,000 of coverage to Employee’s Irrevocable Life Insurance Trust (“Future Transfer”). For the Future Transfer, Employer shall also transfer to the Employee funds which can be used to pay the premiums on such insurance, with a gross up for taxes thereon. The right to the Future Transfer is personal to Employee and shall not apply to any other person, including but not limited to, Employee’s spouse.
          8. Other Plans. To the extent that Employee participates in any pension, supplemental pension or any other plan where benefits are based in whole or in part on years of service, any period for which Employee receives post-termination compensation shall count as years of service, to the extent permitted by law or operation of the plan under tax and other rules, and such plans are deemed to be amended hereby.
          9. Miscellaneous.
               a. This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia without regard to conflicts of law principles thereof.
               b. This Agreement constitutes the entire Agreement between Employee and Employer, with respect to the subject matter hereof, and supersedes all prior agreements with respect thereto.
               c. This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same instrument.
               d. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered in person or by reliable overnight courier service or deposited in the mails, postage prepaid, return receipt requested, addressed as follows:
To Employer:
Corporate Secretary
Centra Bank, Inc.
990 Elmer Prince Drive
P. O. Box 656
Morgantown, WV 26507-0656
with a copy to:
Corporate Secretary
Centra Financial Holdings, Inc.
990 Elmer Prince Drive
P. O. Box 656
Morgantown, WV 26507-0656
To Employee:
Douglas J. Leech, Jr.
990 Elmer Prince Drive
P. O. Box 656
Morgantown, WV 26507-0656
Notices given in person or by overnight courier service shall be deemed given when delivered to the address required by this Section 8(d), and notices given by mail shall be deemed given three days after deposit in the mails. Any party hereto may designate by written notice to the other party in accordance herewith any other address to which notices addressed to him shall be sent.
               e. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. It is understood and agreed that no failure or delay by Employer or Employee in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

               f. In the event any dispute shall arise between Employee and Employer as to the terms or interpretations of this Agreement, whether instituted by formal legal proceedings or otherwise, including any action taken by Employee to enforce the terms of this Agreement or in defending against any action taken by Employer, Employer shall reimburse Employee for all reasonable costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceeding or action, if Employee shall prevail in any action initiated by Employee or shall have acted reasonably and in good faith in defending against any action initiated by Employer. Such reimbursement shall be paid within 10 days of Employee furnishing to Employer written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by Employee. Any such request for reimbursement by Employee shall be made no more frequently than at 60-day intervals.
               g. The Employer shall not merge or consolidate into or with another bank or sell substantially all its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Agreement. This Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.
               h. It is agreed by and between the parties hereto that, during the lifetime of the Employee, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Employee and the Employer.
               i. Where necessary to comply with the intent of the parties as expressed herein, the provisions of this Agreement shall survive the termination or expiration hereof.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

CENTRA BANK, INC.
By:	/s/ Timothy P. Saab
Title: Senior Vice President

and by Compensation Committee Members:
/s/ Mark R. Nesselroad
Mark R. Nesselroad

/s/ Bernard G. Westfall
Bernard G. Westfall

/s/ Thomas P. Rogers
Thomas P. Rogers

/s/ James W. Dailey II
James W. Dailey II

CENTRA FINANCIAL HOLDINGS, INC.
By:	/s/ Timothy P. Saab
Title: Vice President and Secretary

/s/ Douglas J. Leech, Jr.
DOUGLAS J. LEECH, JR.